Exhibit 99.1

FOR IMMEDIATE RELEASE
MONDAY, AUGUST 23, 2004
	David J. Vander Zanden	Mary Kabacinski
	President / CEO	EVP / CFO
	920-882-5602	920-882-5852
W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY, INC.

COMPLETES THE REDEMPTION OF ITS

SIX PERCENT CONVERTIBLE SUBORDINATED NOTES

Greenville, WI, August 23, 2004—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today reported that it has completed the redemption of its six percent convertible subordinated notes due August 1, 2008 as previously announced on August 5, 2004. Of the $149,500,000 aggregate principal amount, $34,843,000 in principal amount was redeemed and $114,657,000 in principal amount was converted into 3,550,828 shares of School Specialty common stock.

The company will record a one-time pre-tax charge of approximately $1,840,000 for redemption premium and deferred financing costs in its fiscal 2005 second quarter ending October 23, 2004. Shares included in the diluted EPS calculation will be reduced by 1,079,088 shares to reflect the elimination of 4,629,916 shares related to the convertible debt and the inclusion of 3,550,828 newly issued shares.

“We are pleased to report the successful execution of our convertible note redemption,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “The redemption is $0.04 accretive to our fiscal 2005 earnings per share. The net of tax redemption costs have a one-time effect of $0.05 per diluted share and will be recorded in our second quarter,” he added.

About School Specialty, Inc.

School Specialty, Inc. is an education company serving the preK-12 education market by providing products, services and ideas that enhance student achievement and development to educators and schools across the United States. School Specialty’s family of brands serve more than 118,000 schools throughout the United States and Canada with a comprehensive range of more than 85,000 products and services. The company reaches customers through more than 40 million catalogs mailed annually, multiple commerce sites and through its staff of over 2,800 associates including 500 sales representatives. With a focus on the education industry, School Specialty family brands include School Specialty Educator’s Marketplace, School Specialty Children’s Publishing, Classroom Direct, Childcraft, abc School Supply, Sax Arts & Crafts, Frey Scientific, Premier Agenda, Sportime, Califone and Teacher’s Video. Each serves educators and curriculum specialists in curriculum-specific and proprietary product offerings developed with and inspired by educators. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2004 and other documents filed with the Securities and Exchange Commission.

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